To: Golar Partners Operating LLC do 13th Floor
One America Square
17 Crosswall
London EC3N 2LB
2016
Dear Sirs,
Supplemental Letter re: $800,000,000 senior secured amortising term loan and revolving credit facility

1	We refer to an agreement dated 27 April 2016 (the Facilities Agreement) made between (1)
Golar Partners Operating LLC as Borrower (the Borrower), (2) Golar LNG Partners L.P. as Parent (the Parent), (3) the entities listed in Schedule 1 thereto as Guarantors, (4) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank NS and Nordea Bank Norge ASA, as Mandated Lead Arrangers, (5) the financial institutions listed in Schedule 1 thereto as Lenders (the Lenders), (6) the financial institutions listed in Schedule 1 thereto as Hedging Providers, (7) Citigroup Global Markets Limited as Global Co-ordinator, (8) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank A/S and Nordea Bank Norge ASA, as Bookrunners, (9) Nordea Bank Norge ASA as Agent (the Agent), (10) Nordea Bank Norge ASA as Security Agent and (11) Citigroup Global Markets Limited as Hedging Co-ordinator, pursuant to which the Lenders agreed to make available to the Borrower a senior secured amortising term loan and revolving credit facility of up to $800,000,000.
2 You, the Borrower, have requested that:

(a)	Citibank, N.A., London Branch (the Outgoing Hedging Provider) is replaced as one of the Hedging Providers by Citigroup Global Markets Limited (Incoming Hedging Provider);

(b)	the Outgoing Hedging Provider is released from all of its obligations under the Facilities Agreement; and

(c)	the Incoming Hedging Provider accedes to the Facilities Agreement.

3.
We, in our capacity as Agent, hereby confirm that, subject to the countersignature of this letter by duly authorised signatories of yourselves, the Outgoing Hedging Provider and the Incoming Hedging Provider, we shall agree to the above requests.

4.    This letter shall be deemed to be a Finance Document.

5.	Words and expressions defined in the Facilities Agreement shall, unless the context otherwise requires or unless defined herein have the same meanings when used in this letter.

6.	This letter and any non-contractual obligations connected with it are governed by and construed in accordance with the laws of England.
Yours faithfully,

/s/ Liana Milioti
Name: Liana Milioti
Title: Attorney-in-Fact

For and on behalf of
NORDEA BANK NORGE ASA
(as Agent for and on behalf of the Finance Parties)
The Borrower
2
We hereby confirm our agreement to the foregoing and further confirm that, notwithstanding the agreements contained in this letter, the provisions of the Facilities Agreement and the other Finance Documents continue in full force and effect and our respective obligations and the respective obligations of the Parent and each other Obligor under the Facilities Agreement and each of the other Finance Documents are and shall remain in full force and effect. We, on behalf of all of the Obligors which are a Party, hereby release the Outgoing Hedging Provider from all of its obligations under the Facilities Agreement.

/s/ Roger Swan
Name: Roger Swan
Title: Attorney-in-Fact

Authorised Signatory
For and on behalf of
GOLAR PARTNERS OPERATING LLC
(as Borrower)

The Outgoing Hedging Provider
We hereby confirm our agreement to the foregoing, including our release from the Facilities Agreement.

/s/ Paul Skeggs
Name: Paul Skeggs
Title: Delegated Signatory

Authorised Signatory
For and on behalf of
CITIBANK, N.A., LONDON BRANCH
(as Outgoing Hedging Provider)

The Incoming Hedging Provider
We hereby confirm our agreement to the foregoing and further agree with the Borrower (on behalf of all of the Obligors which are a Party) and the Agent (on behalf of the Finance Parties), to accede to the Facilities Agreement in the capacity of "Hedging Provider" and to be bound by the terms of the Facilities Agreement as if we had been noted as a "Hedging Provider" at all times instead of the Outgoing Hedging Provider.

/s/ Paul Skeggs
Name: Paul Skeggs
Title: Delegated Signatory

Authorised Signatory
For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED

(as Incoming Hedging Provider)